EXHIBIT 99.1

                                 PRESS RELEASE

      FLEXIBLE SOLUTIONS ACQUIRING ASSETS OF DONLAR CORP. FOR $6.15 MILLION

 MULTIPLE SYNERGIES BETWEEN TWO TECHNOLOGIES CREATES NEW MARKETING OPPORTUNITIES

VICTORIA, B.C., MAY 27, 2004 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX:
FSI, FRANKFURT: FXI), the developer and manufacturer of environmentally safe water and energy conservation technology, today announced that it is acquring all of the assets of Donlar Corp. (DLRC.PK), including its "green chemistry" products for water treatment, agriculturual and industrial uses, for $6.15 million in cash.

Terms of the acqusition consist of a cash payment of $3 million at the closing (less $50,000 already tendered) and a $3.15 million promissory note at prime rate due one year after the close. The closing is to take place on or before June 11, 2004.

The assets FSI acquired from Donlar include a broad portfolio of environmentally friendly technologies and products, 52 U.S. and 139 international patents and a 65,000-square foot manufacturing plant on 40 acres of property. Donlar also has leased corporate offices and a laboratory in Bedford Hills, Ill. The net book value of the assets were placed at around $8 million for property, plant and equipment, in addition to $1.7 million for intellectual property. For the year ending Dec. 31, 2003, Donlar reported sales of $4.2 million.

"The acquisition of these established synergistic technologies broadens Flexible Solutions' reach into additional conservation and environmental markets and will triple the Company's annual revenue," stated President and Chief Executive Officer Dan O'Brien. "Donlar went into Chapter 11 bankruptcy in February 2004, creating an opportunity for FSI to initiate a clean cash transaciton for the company's assets."

Mr. O'Brien said that there is a real opportunity for significantly growing the existing business. "Donlar's factory is underutilizied and the manufacturing infrastructure has the capacity for increased production," he stated. "At the same time, there are a number of markets which are not fullly exploited for Donlar's extensive line of products."

Mr. O'Brien noted that Donlar's assets are a natural fit with Flexible Solutions' existing product line, as well as those under development. "Both consist of environmentally friendly water-related technology and products for agricultural crop enhancement, pest control and have multiple applications in the industrial and consumer markets," he said. "In addition, the melding of these two technologies will create opportunities for the development of even more products."

The newly acquired products and technology includes biodegradable polymers to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries; proteins that enhance fertilizers to improve crop yields; additives that reduce the levels of insecticides, herbicides and fungicides that protect plants and crops and additives for for laundry and dishwasher detergents that prevent dirt particles from re-attaching themselves to fabrics and kitchen ware. The products are marketed to a variety of industries such as oil fields, water treatment, agriculture and manufacturers of commercial products.

Donlar's global portfolio of 191 patents cover manufacturing techniques, composition of product matter, and methods of use. Its first U.S. patent covered the production of synthetic protein on a large scale basis, which eventually led to the commercialization of a variety of thermal polyaspartate (TPA) biopolymers. TPA products are beta-proteins (biopolymers) manufactured from the common biological amino acid, L-aspartic acid. TPA is a highly active biopolymer that is completely soluble in water. TPAs can be formulated for many uses such as anti-scalants for hard-water environment, corrosion inhibitors, dispersants for mining slurries, in addition to applications for detergents and superabsorbents for baby diapers and adult incontinence products. The aggregate market potential for such products is more than $8 billion in the U.S. and $20 billion globally, according to Chemical Market Reporter.

Flexible Solutions has developed a proprietary line of water-related products that include Water$avr, the world's first commercially viable water evaporation retardant for large bodies of water such as lakes and reservoirs. Water$avr targets large water suppliers such as public utilities and industries which require storage facilities to provide a constant supply of water. FSI currently is developing applications to use Water$avr as a spreading mechanism to combat mosquito-borne diseases such as West Nile Virus and Malaria and as a platform for delivering nutrients to irrigated agricultural crops. FSI's other key products are Heat$avr and EcoSavr. Heat$aver prevents heat loss caused by evaporation in indoor swimming pools and spas. Its EcoSavr product, a form of Heat$avr, targets the residential swimming pool market.

ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of Water$avr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. Water$avr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heat$avr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's EcoSavr product targets the residential swimming pool market.

SAFE HARBOR PROVISION

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


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          THE WALL STREET GROUP, INC. FLEXIBLE SOLUTIONS INTERNATIONAL
          32 East 57th Street Tel: (250) 477-9821 Fax: (250) 477.9912
           New York, New York 10022 Email: info@flexiblesolutions.com

Tel: (212) 888-4848                           Jens Biertumpel  Tel: 604-682-1799